Exhibit 21.1
Subsidiaries of Registrant
  1. NewQuest, LLC — Texas
  2. GulfQuest, L.P. — Texas
  3. HealthSpring Employer Services, Inc. — Tennessee
  4. HealthSpring of Tennessee, Inc. — Tennessee
  5. HealthSpring Management, Inc. — Tennessee
  6. HealthSpring of Alabama, Inc. — Alabama
  7. HealthSpring USA, LLC — Tennessee
  8. HouQuest, L.L.C. — Delaware
  9. NewQuest Management of Alabama, LLC — Alabama
10. NewQuest Management of Illinois, LLC — Illinois
11. Signature Health Alliance, Inc. — Tennessee
12. Texas HealthSpring, LLC — Texas
13. TexQuest, L.L.C. — Delaware
14. Tennessee Quest, LLC — Tennessee
15. NewQuest Management of Florida, LLC — Florida
16. HealthSpring Life & Health Insurance Company, Inc. — Texas
17. HealthSpring Management of America, LLC — Delaware
18. HealthSpring of Florida, Inc. — Florida
19. NewQuest Management of New York, LLC — New York